UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2010

GOLDEN ARIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51866	20-1970188
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

#950-1130 West Pender Street, Vancouver, BC Canada V6E 4A4
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (604) 602-1633

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01

Regulation FD Disclosure.

Effective January 19, 2010, Golden Aria Corp. (the "Company") entered into a non-binding Letter of Intent with a private company beneficially owned by Mark Snyder, Global Solar Water Power Systems Inc. ("GSWPS"), the Company’s Chief Technical Officer, pursuant to which the Company intends to acquire up to a 20% equitable ownership interest in GSWPS subject to certain terms and conditions including the following: (i) in consideration of a 10% equitable interest in GSWPS the Company makes a cash payment of US$250,000 to GSWPS of which $100,000 is to be paid by the Company issuing 500,000 at a deemed price of $0.20 per share; and (ii) the Company receives an option to purchase a further 10% equitable interest in GSWPS exercisable by making a cash payment of $250,000 and issuing a further 500,000 shares of its common stock.

GSWPS is in the business of manufacturing and developing portable solar powered trailer mounted water purification units that can be delivered and operated anywhere in the world. The Company paid an initial deposit of $7,000 on execution of the letter of intent.

Closing of the transactions contemplated in the letter of intent are subject to a number of terms and conditions including the following: receipt of all required regulatory approvals, obtaining all required third party consents, satisfactory completion of due diligence by both parties, receipt of any required financial statements of GSWPS and the entry into a definitive agreement between the parties with customary terms and conditions. There is no assurance that the transaction will be completed as planned or at all.

Item 9.01

Financial Statements and Exhibits.

(d)    Exhibits

Exhibit
Number	Description of Exhibit

99.1	Press Release dated January 26, 2010 Announcing Entry into Letter of Intent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 26, 2010

GOLDEN ARIA CORP.

By: “Robert G. McAllister
Robert G. McAllister
President and Director